Exhibit 5

Canandaigua Brands, Inc.
300 WillowBrook Office Park
Fairport, New York 14450

         Re:      Registration Statement on Form S-4 of Canandaigua Brands, Inc.

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the above-referenced registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of (pound)75,000,000 aggregate principal amount of 8 1/2% Series B Senior Notes due 2009 (the "New Notes") of Canandaigua Brands, Inc., a Delaware corporation (the "Company"), to be unconditionally guaranteed (the "Guarantees") by certain of the Company's subsidiaries that are signatories to the Indenture (the "Guarantors"). The New Notes will be offered in exchange (the "Exchange") for the Company's outstanding 8 1/2% Senior Notes due 2009 of the Company (the "Old Notes").

         The New Notes will be issued in exchange for Old Notes pursuant to an Indenture (the "Indenture") dated as of November 17, 1999 among the Company, certain guarantor subsidiaries of the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"), and the related Registration Rights Agreement dated as of November 17, 1999 among the Company, certain guarantors named therein, and J.P. Morgan Securities Ltd. (the "Registration Rights Agreement").

         In arriving at the opinion expressed below, we have examined the Registration Statement, the Indenture, the Registration Rights Agreement, the New Notes, and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company and the Guarantors as to factual matters, and on originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and the Guarantors and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. We have further assumed that the New Notes and the Guarantees have been duly executed and delivered, all in accordance with the authorizing resolutions of the Board of Directors of the Company and the Guarantors.

         We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware, and the laws of the State of New York.

         Based upon and subject to the foregoing, we are of the opinion that the New Notes, when duly executed and authenticated in accordance with the terms of the Indenture, and delivered in exchange for Old Notes in accordance with the terms of the Indenture, will be valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, except that the enforceability thereof may be limited by or subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws now or hereafter existing which affect the rights and remedies of creditors generally and equitable principles of general applicability. With respect to the enforceability of all obligations under the New Notes payable in pounds sterling, we note that a United States federal court would award a judgment only in United States dollars and that a judgment of a court in the State of New York rendered in pounds sterling would be converted into United States dollars at the rate of exchange prevailing on the date of entry of such judgment.

         In rendering the opinions set forth above, we have assumed that the choice of the pounds sterling as the currency in which the New Notes are denominated does not contravene any exchange controls or other laws of the United Kingdom, and we have also assumed that the execution, authentication and delivery by the Company of the Indenture and the New Notes do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part 2 of the Company's Annual Report on Form 10-K for the year ended 1998.

         We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                          Very truly yours,